FIRST AMENDMENT TO THE
USCA ALL TERRAIN FUND TRUST CUSTODY AGREEMENT

THIS FIRST AMENDMENT effective as of May 19, 2018, to the Custody Agreement, dated as of May I, 2015, as amended (the “Agreement”), is entered into by and between USCA ALL TERRAIN FUND, a Delaware statutory trust, (the “Fund”) and U.S. BANK NATIONAL ASSOCIATION, a national banking association (the “Custodian”).

RECITALS

WHEREAS, the parties have entered into a Custody Agreement; and

WHEREAS, the patties desire to amend the Custody Agreement to update the fee schedule Exhibit B; and

WHEREAS, Article XV, Section 15.02 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:.

1.	The following language will be added to the fee schedule:

Services

•	$200.00 per document review.for fund of funds investments and transfers where U.S. Bank completes a full subscription document.
2.	Exhibit B is hereby superseded•and replaced with Exhibit B attached he1•eto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, 1he patties hereto have caused ihis First Amendment to be executed by a duly authorized officer on one or more cmmterpaits as of the date and year first written above.

USCA ALL TERRAIN FUND Title: President

Exhibit B to the Custody Agreement - USCA All Terrain Fund
Custody Fee Schedule at May, 2018

Annual Fee Based Upon Market Value Per Fund’

1.00 basis point on average dally market value of all long securities and cash held in the portfolio Minimum annual fee per fund • $4,800
Plus portfolio transaction fees

Portfolio Transaction Fees
•	$4.00 - Book entry DTC transaction/Federal Reserve transaction/principal paydown
•	$7.00- Repurchase agreement/reverse repurchase agreemenUtlme deposiUCD or other non- depository transaction
•	$8.00 - Option/SWAPS/future contract written, exercised or expired
•	$15.00- Mutual fund trade/Fed wire/margin variation Fed wire
•	$50.00 - Physical security transaction
•	$5.00 - Check disbursement (waived If U.S. Bancorp Is Administrator)
•	$150.00 - Segregated account per year

•	A transaction Is a purchase/sale of a security, free receipt/free delivery, maturity, tender or exchange.
•	No charge for the initial conversion free receipt.
•	Overdrafts - charged to the account at prime interest rate plus 2.

Chjef Compliance Officer Support Fee (Fund Complex}*
•	$3,000 /year

Services
•	$200.00 per document review for fund of funds investments and transfers where U.S. Bank completes a full subscriplion document.

Out-Of-Pocket Expenses
Including but not limited to expenses incurred in the safekeeping, delivery and receipt of securities, shipping, transfer fees, deposit withdrawals at custodian (DWAC) fees, and extraordinary expenses based upon complexity.

Additional Services
Additional fees apply for global servicing.

*Subject to annual CPI Increase, Milwaukee MSA. Fees are calculated pro rata and billed monthly.

Exhibit B (continued) to the Custody Agreement- Global fee schedule at May, 2018

‘Safekeeping and transaction fees are assessed on security and currency transactions.

Annual Base Fee. A monthly minimum charge per account (fund) will apply based on the number of foreign securities held.
•	1-25 foreign securities: $500
•	26-50 foreign securities: $1000
•	Over 50 foreign securities: $1,500
•
Euroclear- Eurobonds only. Eurobonds are held in Euroclear at a standard rate, but other types of securities (including but not limited to equities, domestic market debt and mutual funds) will be subject to a surcharge, In addition, certain transactions that are delivered within Euroclear or from a Euroclear account to a third party depository or settlement system, wlll be subject to a surcharge.

•	For all .other markets specified above, surcharges may apply if a security is held outside of the local market.
Tax Reclamation Services: Tax reclaims that have been outstanding for more than 6 (six) months with the client will be charged $50 per claim.

Out of Pocket Expenses
•
Charges incurred by U.S. Bank, N.A. directly or through sub-custodians for local taxes, stamp duties or other local duties and assessments, stock exchange fees, foreign exchange transactions, postage and insurance for shipping, facsimile reporting, extraordinary telecommunications fees, proxy services and other shareholder communications or other expenses which are unique to a country In which the client or its clients is Investing will be passed along as Incurred.

•
A surcharge may be added to certain out-of-pocket expenses listed herein to cover handling, servicing and other administrative costs associated with the activities giving rise to such expenses. Also, certain expenses are charged at a predetermined flat rate.

•	SWIFT reporting and message fees,